Exhibit 3.1

AMENDMENT NO. 1 TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Trovagene, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that:

First:    The name of the Corporation is Trovagene, Inc.

Second:    The Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock was filed with the Secretary of State on January 28, 2019.

Third:    Section 5 of the Certificate of Designation is hereby amended and restated as follows:

Voting. The holders of Series C Preferred Stock shall have the right to vote as-if-converted to Common Stock (limited to 93.41% of the then as if converted Common Stock) all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series C Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

Fourth:    The foregoing Amendment of the Certificate of Designation was duly authorized by the Board of Directors of the Corporation.

IN WITNESS WHEREOF the undersigned has signed this Amendment this 31st day of January, 2019.

TROVAGENE, INC.

By:	/s/ Vicki Kelemen
	Name:	Vicki Kelemen
	Title:	VP Corporate Communications

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